Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161449

KBS LEGACY PARTNERS APARTMENT REIT, INC.
SUPPLEMENT NO. 13 DATED FEBRUARY 14, 2012
TO THE PROSPECTUS DATED APRIL 25, 2011
This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated April 25, 2011, as supplemented by supplement no. 1 dated April 25, 2011, supplement no. 2 dated April 25, 2011, supplement no. 3 dated May 10, 2011, supplement no. 4 dated July 29, 2011, supplement no. 5 dated August 12, 2011, supplement no. 6 dated September 30, 2011, supplement no. 7 dated October 4, 2011, supplement no. 8 dated October 24, 2011, supplement no. 9 dated November 8, 2011, supplement no. 10 dated January 4, 2012, supplement no. 11 dated January 25, 2012 and supplement no. 12 dated February 9, 2012. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the refinance of Legacy at Valley Ranch.
Legacy at Valley Ranch Refinance
On January 12, 2012, we, through an indirect wholly-owned subsidiary (the “Borrower”), applied for a seven-year $32.5 million mortgage loan (the “Valley Ranch Mortgage Loan”) with CBRE Capital Markets, Inc. to be secured by a 504-unit Class A apartment complex located in the Valley Ranch community of Irving, Texas (“Legacy at Valley Ranch”).  On February 6, 2012, the Borrower entered into an early-rate lock application and secured an interest rate of 3.93%.  In connection with the early-rate lock application, the Borrower submitted a good faith deposit of $650,000, which amount will be refundable upon closing of the loan.  Payments under the Valley Ranch Mortgage Loan will be interest-only for the first two years of the loan followed by payments of interest and principal with principal calculated using an amortization schedule of 30 years for the balance of the loan, with the remaining principal balance and all accrued and unpaid interest due at maturity.  The Borrower expects to use the proceeds from the Valley Ranch Mortgage Loan to repay in full a $23.1 million mortgage loan currently secured by Legacy at Valley Ranch and to further enhance our liquidity.  There can be no assurance that we will close on the Valley Ranch Mortgage Loan.

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